UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2005

NEKTAR THERAPEUTICS

(Exact name of registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Industrial Road, San Carlos, CA 94070

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2005, Nektar Therapeutics (the “Company”) issued a press release entitled “Nektar Announces Offering of $24 Million Common Stock Financing,” announcing that it would be selling 1,436,266 shares of Nektar’s common stock, par value $0.001 per share. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

On August 15, 2005, the Company entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Mainfield Enterprises, Inc. (the “Purchaser”) relating to the offering of 1,436,266 shares of the Company’s common stock at a price of $16.71 per share. The total purchase price for the shares is $24,000,005. Under the terms of the Common Stock Purchase Agreement, the Company has granted the Purchaser an option to purchase additional shares of common stock at a price equal to the greater of a ten percent discount to the volume weighted average price on the trading day immediately preceding the exercise date and $17.59, which if exercised in full would yield additional net proceeds of approximately $7,900,000 to the Company.

The offering was made pursuant to the Company’s effective shelf registration statement as amended and supplemented on Form S-3 (Registration No. 333-120009) previously filed with the Securities and Exchange Commission (the “SEC”). The Common Stock Purchase Agreement is filed as Exhibit 1.1 to this report, and the description of the material terms of the purchase agreement is qualified in its entirety by reference to such exhibit. The offering of the shares of common stock will be made by means of a prospectus. The prospectus, which consists of a prospectus supplement dated August 16, 2005, and an accompanying prospectus, dated December 6, 2004, has been filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

1.1	Common Stock Purchase Agreement, dated August 15, 2005.

99.1	Press Release, dated August 16, 2005, entitled “Nektar Announces Offering of $24 Million Common Stock Financing.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEKTAR THERAPEUTICS (Registrant)

DATE: August 16, 2005	By:	/s/ Nevan C. Elam
Nevan C. Elam Senior Vice President Corporate Operations, General Counsel and Secretary

EXHIBIT INDEX

1.1	Common Stock Purchase Agreement, dated August 15, 2005.

99.1	Press Release, dated August 16, 2005, entitled “Nektar Announces Offering of $24 Million Common Stock Financing.”